Exhibit 99.1

                                 NETWORK ENGINES
                           Second Quarter Fiscal 2004
                           Conference Call Transcript
                                 April 22, 2004
                                  10:00 a.m. ET



Operator: Good day, and welcome everyone to the Network Engines' Second Quarter
         Fiscal Year 2004 Earnings Result conference call. This call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to the Director of Investor Relations, Miss Erica Smith. Please go ahead, ma'am.

Erica Smith: Thank you. Good morning, and welcome to Network Engines' Second
         Quarter Fiscal 2004 conference call. Before we begin let me remind you that except for historical information presented, some of the matters discussed during this call may contain forward-looking statements regarding future events that are subject to risk and uncertainties and are made subject to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Those factors are incorporated by reference from the press release issued earlier today as well as by those contained in the section titled, factors that may affect future operating results, as outlined in the company's Form 10-Q for the quarter ended 12/31/2003 as well as other documents that may be filed from time to time with the SEC.

         Regarding the company's financial guidance, Network Engines intends to fully comply with Reg FD as enacted by the SEC. In response to inquiries management will comment on these matters only to the extent that any guidance as to the expected financial results, business outlook or any other material information that is discussed in today's press release and/or in this pre-announced, publicly acceptable conference call with management will be deemed disclosed. The company's conference call will be archived on the company's Web site following the call. The company undertakes no obligation to update this information. The company also plans to furnish a transcript of this conference call with the SEC as part of an 8-K. Further, the company will enter a quiet period on or about the 16th day before the end of the quarter that will expire on the date of the next quarterly release of financial results. During this quiet period the company will not meet or talk with analysts about future material events, and will only engage in sessions regarding historic data and general business issues.

         Now let me turn the call over to John Curtis, President and Chief Executive Officer of Network Engines.

John Curtis: Thank you, Erica, and good morning, everyone, and thank you for joining us on the call today.

         With me is Doug Bryant, our Vice President of Finance and Administration and CFO. Doug will discuss the details of our financial performance and also forward-looking guidance.

         We're extremely pleased with our Q2 financial results, which exceeded the guidance that we gave in January. Our total revenues of $35.6 million were driven by stronger than expected sales in both our distribution and OEM businesses. As a result of the higher revenues we recorded profits of $975,000 or two cents per share. That also exceeded our previous guidance despite the expected lower gross margins from the distribution business. Doug will provide more details on our financial results in a few minutes.

         We report our operations in two business segments, OEM appliance and distribution operations. In our OEM appliance business we develop, manufacture and sell server appliance solutions directly to our OEM customers who in turn market and sell these products under their own brand.

         In our distribution business we supply storage networking components, predominantly Fibre channel HBAs to more than 400 value added reseller customers in North America. Our distribution capabilities also provide independent software vendors, or ISV partners, the opportunity to benefit from our state of the art distribution infrastructure and relationships with our reseller customer base in order to sell server appliances to our channel customers.

         Now I'd like to spend a few minutes discussing each of the business segments, starting with the OEM appliance business. In Q2 our OEM appliance revenues grew 10 percent from $19.9 million to $22 million, which was better than we had expected. Our revenue growth during the quarter was primarily driven by our largest OEM appliance partner, EMC Corporation.

         In the OEM appliance business we develop and manufacture OEM branded server appliances that we sell to our OEM appliance partners. These partners handle all marketing and sales activities independently of Network Engines. Because of the nature of the OEM business we often lack visibility into a number of factors that determine our partners' forecasts and the resulting shipments. As a result, sales can vary from quarter to quarter and be somewhat choppy, illustrated by the decline in revenue from other OEM customers to $2.7 million in second quarter compared to $3.2 million in our first quarter, which itself was 66 percent higher than the prior quarter.

         Our newest OEM partner is FaceTime Communications, a leading provider of security for instant messaging. We will develop and manufacture a branded appliance that will enable FaceTime to provide their customers with the ability to safely manage, secure and deploy instant messaging applications in their IT networks.

         When we target potential new OEM relationships we look for two types of companies, emerging companies like FaceTime that have an exciting new technology that we believe will serve market niches with significant growth potential. We can provide emerging software companies the benefits of a sophisticated development and manufacturing environment enabling them to quickly develop and market an appliance version of their software to respond to customer requirements and/or competitive pressures.

         We also target large companies such as Nortel Networks, one of our existing OEM customers, who we seek to identify multiple opportunities across various departments and products.

         We believe that our commitment to providing reliable supply, a high level of service, quality products, flexibility and scalability to these customers is the key to winning initial projects and equally important is why existing partners would consider us for additional opportunities.

         Now I would like to turn to our distribution business segment. As I mentioned, substantially all of our distribution revenues to date have resulted from the sale of storage networking components, primarily Fibre channel HBAs to our reseller customers in North America. Our revenues from the distribution business of $13.6 million exceeded the previous guidance that we gave for the March quarter.

         During our earnings call in January we discussed our uncertainty related to Q2 distribution sales resulting from the amendment to our HBA distribution agreement. At the time we identified potential changes in the dynamics of the business including potentially increased competitive pressures and uncertainty about the reaction of our suppliers and/or customers post the contract amendment.

         Although we have experienced some heightened competition during the quarter, we believe that the changes have had a minimal impact on our distribution revenues. In fact, as reported we were able to exceed our prior revenue guidance.

         Our distribution sales team, again, rose to the occasion and performed an outstanding job maintaining our strong relationships with our channel customers. We believe that our distribution business strategy, which emphasizes our high-touch, high-quality service, flexibility and in-depth knowledge of the products that we distribute to our channel customers proved its value during the quarter and enabled us to achieve the great performance that we recorded today.

         We remain fully committed to our component distribution business for both our existing storage networking components, primarily HBAs, and additional storage and security products that we plan to add to our line card in the future. We expect to continue to provide our channel customers with the products that they require for their business while maintaining our traditional high-touch, high-quality support.

         We also believe that our customer base of storage and security systems integrators and value added resellers will provide the core channel customers for our co-branded server appliances that I will discuss in a few minutes.

         We expect that the HBA distribution business will continue to be highly competitive. However, we intend to manage our business as aggressively as we have in the past and expect that we will be able to identify and respond to future changes in market conditions and to our competitive threats.

         Now I would like to talk about our progress developing co-branded appliances with our software partners. We have been working with our ISV partners for about nine months designing, developing, manufacturing and bringing our co-branded appliances to market. Initially, we believed that after signing an agreement with a new ISV partner it would take, on average, one quarter to develop the appliance, another quarter for Network Engines and our ISV partner to introduce the appliance and educate and train our sales teams and channel partners and by the third quarter we had expected revenues to begin to ramp. We've also mentioned that this timetable could be influenced by our ISV partner's software releases, by customer feedback or by other factors.

         It is important to note that building a headless appliance optimized for a specific software application is more than just installing the software on an Intel based server. To be successful an appliance solution must have more, including remote management, a hardened secured operating system along with application software revisions to take advantage of the headless operation, plus integration of Network Engines software to create a simplified, out of box experience for the end user customers.

         Based on our experience to date with our existing partners, we now expect that it could take from three to four quarters after signing new partners before we begin to realize significant revenue from the resulting appliances.

         Moving on I'd like to provide an update of the progress with our announced co-branded appliances. We continue to be very excited about our Firewall for Microsoft Exchange Server based on Microsoft's Internet Security and Acceleration or ISA Server. The feedback we have received from beta testing, channel customers, industry analysts, and end users, has been extremely helpful and positive. We believe this appliance will be a player in the next generation of application layer of firewalls that will enable many organizations to better secure their Exchange environment and enable secure, remote access to this mission critical resource.

         Security solutions are moving towards a "defense in-depth" strategy providing multiple layers of protection across the network. Many in the industry now believe that perimeter firewalls are no longer enough to protect corporations, large and small, from attacks such as the denial of service, worms, viruses and other intrusions into corporate networks.

         Application layer firewalls protect critical resources such as mail servers inside the firewall. Our firewall appliance leverages the key firewall features of Microsoft ISA Server to protect Exchange servers including securing the Microsoft RPC protocol as well as the ability to perform deep packet inspection to prevent malicious Web requests.

         However, our appliance goes one step further. We have built an intuitive Web based user interface which abstracts the key Microsoft ISA publishing rules and have built in remote patch management capabilities on a hardened appliance providing optimum levels of security.

         We recently achieved an important milestone in our relationship with Microsoft by signing an OEM agreement for Microsoft ISA Server and Storage Server 2003. This agreement will be the strategic base for much of our future appliance development for both our OEM opportunities as well as future Network Engines co-branded appliances. The Firewall for Exchange is the first product to be delivered as a result of this agreement. We look forward to announcing the general availability of the Firewall for Microsoft Exchange in the near future.

         Yesterday we announced the general availability of the Mobile
         Backup Appliance co-branded with Computer Associates. This appliance includes CA's BrightStor, ARC serve backup for laptops and desktops and eTrust antivirus and a pre-configured RAID storage sub-system for optimum fault tolerance.

         During the March quarter, we continued to market and sell our Virtual Tape Library appliance co-branded with FalconStor. The appliance backs up data to disk rather than tape, which cost effectively accelerates the backup and restoration of a company's mission critical information while improving the performance of restore functionality.

         We also continue to market and sell our Steel-belted Radius appliance co-brand with Funk Software, which recently received a quote "excellent" rating from InfoWorld magazine stating that the appliance, and I quote, "provides impressive, high customizable control over wired and WLAN user authentication, access and accounting information," end of the quote.

         We recently announced the general availability of our BackupReport appliance co-branded with Bocada. With capabilities including agent-less reporting and analysis of multiple vendors' backup environments. We are currently rolling this product out to our channel. We also expect the Data Management appliance for Microsoft Server co-branded with CommVault will enter beta testing in the near future. The Data Management appliance will provide data migration and backup protecting for departmental, regional and remote Exchange server deployments.

         In the near-term we plan to direct most of our attention and resources towards expanding our relationships with existing ISV partners, including Microsoft, Bocada, Computer Associates, CommVault, FalconStor, Funk and KVS. We expect to expand the range and capabilities of our existing appliances and develop new appliances in cooperation with these partners; therefore we do not expect to be announcing significant numbers of additional co-branded partnerships.

         So in summary the March quarter was an important development quarter for our appliance business, and we believe our accomplishments this quarter have given us a strong foundation from which to take our new appliances to market in the future. We accomplished important development milestones with our co-branded appliance products by launching the CA Mobile Backup appliance and the Bocada storage backup management appliance and signed a strategic OEM agreement with Microsoft.

         Needless to say I was very pleased with the results of this quarter as we exceeded our guidance for both revenue and net income.

         Now let me turn the call over to Doug who will comment on the results in more detail and will provide you with forward-looking guidance.

Douglas Bryant: Thanks, John. The financial results that I'm about to review and the guidance that we'll provide will be discussed on a generally accepted accounting principles or GAAP basis.

         We're extremely pleased to report a profit for the quarter ended
         March 31st, 2004, our second fiscal quarter. We have met or exceeded all the financial guidance that we provided in last quarter's earnings release.

         Consolidated net revenues for our fiscal second quarter were $35.6 million. The guidance we gave in last quarter's earnings call was for consolidated revenue of $30 to $34 million of which we expected $19 to $21 million in OEM appliance revenue, and between $11 and $13 million of distribution revenue. We exceeded our OEM appliance guidance with $22 million of revenue and exceeded our distribution guidance with $13.6 million of revenue.

         EMC made up 54 percent of total revenue compared to 47 percent in our first fiscal quarter of 2004. There were no other greater than 10 percent customers.

         OEM appliance revenue of $22 million represents a 10 percent increase from the $19.9 million reported in the December quarter. The increase was primarily attributable to sales to EMC.

         Distribution revenues, as expected, decreased 14 percent to $13.6 million from the $15.9 million reported in the December quarter. This decrease was primarily related to the seasonality in the storage industry. Substantially all the revenue for both quarters was from the distribution of third party storage networking products, the core TidalWire business. Sales of Fibre channel HBAs were $12.4 million or 91 percent of distribution revenues.

         Second quarter gross margins on a consolidated basis were 17.7 percent, as expected, down from 19.7 percent in the prior quarter. The March quarter's gross margin percent was in line with the 16 to 18 percent guidance we provided last quarter.

         Gross margins in the OEM appliance business were 20.6 percent for the March quarter compared to 20.7 percent in the December quarter, and in line with the 19 to 21 percent guidance we gave last quarter.

         Gross margins in the distribution business were 13.1 percent in the March quarter compared to 18.5 percent in the prior quarter, and slightly exceeded the seven to 12 percent guidance we provided last quarter.

         The higher than expected distribution gross margins were primarily due to vendor incentive programs and customer mix during the quarter. The decrease in distribution gross margin percentages from the December quarter was primarily due to the previously announced amendment to our EMC distribution agreement related to the sale of EMC-approved HBAs which terms became effective January 1st.

         Operating expenses during the March quarter were $5.4 million compared to $9.2 million in the December quarter. To compare the two quarters it is important to understand the components of each quarter's operating expenses. The $9.2 million in the December quarter included a $3.6 million non-cash intangible asset impairment charge related to the amendment of our HBA distribution agreement with EMC, and also included $211,000 of stock compensation and $203,000 of amortization expenses. The $5.4 million of operating expenses in the March quarter only includes approximately $127,000 of stock compensation and $31,000 of amortization expenses.

         Combined R&D and SG&A expenses increased from $5.2 million in the December quarter to $5.3 million in the March quarter. The $100,000 increase was primarily due to higher compensation as permanent headcount increased from 103 to 111 employees. The higher compensation expenses were offset somewhat by reductions in marketing program spending and lower bad debt expense.

         As a result of the above our net income was $975,000, which is significantly better than our prior guidance of between a net loss of $200,000 and net income of $300,000. The profit includes $127,000 of stock compensation and $31,000 for amortization of intangible assets.

         Turning to the balance sheet. Our cash position at the end of March was $35.1 million, which is the same balance that we reported at the end of December. We had previously given guidance that cash would be between $33 and $35 million.

         Accounts receivable were approximately $17.7 million, which was an increase from the 16.9 million at the end of December. The DSO calculates to approximately 45 days, which was similar to last quarter's DSO of 43 days.

         As we have pointed out in the past, the DSO metric could vary significantly due to possible quarterly fluctuations in the timing of shipments to and payments primarily from our large OEM appliance customer.

         The net inventory balance of approximately $20.7 million compares to $17.5 million at the end of last quarter. Annualized inventory turns for the quarter were approximately 5.7 versus 6.6 last quarter. The increased inventory balance is primarily due to end of quarter purchasing to take advantage of favorable pricing. We also manage our inventory to ensure product availability for our partners, especially for end of quarter upside flexibility.

         The net inventory balance consists entirely of current products and will tend to fluctuate primarily based on the growth of our business, the timing of shipments to our large OEM appliance customer and any quarter end purchasing that takes advantage of favorable pricing.

         In regards to providing guidance we anticipate net revenues in our third quarter ending June 30th, 2004 will be approximately 34 to $38 million. These estimates are based on current forecast from certain partners, historical and seasonal trends.

         We expect OEM appliance revenues to be between 20 and $23 million for the quarter and distribution revenue to be between 14 and $15 million. We expect the continued high concentration of OEM appliance revenues to be from EMC. We also expect the third quarter's distribution revenue to continue to be derived primarily from the TidalWire legacy business of distributing third-party storage networking products.

         As we've mentioned previously the OEM guidance is based primarily on forecasts from our OEM partners. It is important to note that we lack visibility into our partners' end user demand, and that sales forecasts from our partners are often influenced by inventory balances, the timing of new product introductions and the purchase of units for internal use versus units purchased for customer support and units purchased for resale. We believe that the greater than expected strength in OEM revenues shown in the March quarter was primarily due to the timing of shipments to certain OEM partners.

         We expect third quarter gross margins to be in the 16 to 18 percent range depending on sales volume, contract manufacturer utilization and customer and product mix during the quarter. Breaking out our gross margin guidance by segment we expect OEM appliance margins to continue to be in the 19 to 21 percent range, and distribution margins to be in the 10 to 12 percent range.

         Operating expenses are expected to be between $5.6 and $5.8 million in the third fiscal quarter. Included in these third quarter estimates are stock compensation of $50,000 and intangible amortization expense of $31,000.

         On a GAAP basis we expect net income in the third quarter will be between $400,000 and $800,000. This is down from the March quarter primarily due to the timing of OEM shipments. Included in this projection is approximately $81,000 of expenses related to stock compensation and intangible amortization expenses.

         Our cash position at the end of the third quarter is expected to be approximately 33 to $35 million. This projection is based on a projected accounts receivable DSO of 50 days versus the 45 and 43 days that we've achieved in the past two quarters.

         Now John has a few final comments before we open the discussion to questions.

John Curtis: Thanks, Doug. As I said earlier, we are really pleased with our Q2 results. We had another strong quarter in spite of the uncertainties resulting from the amendment to our HBA distribution agreement. Both of our business segments contributed to the stronger than expected results. Our distribution sales team performed exceptionally, reinforcing our strong relationships with our channel customers in spite of the changed environment.

         We also made progress in the development of our co-branded appliances that will be sold through our distribution network. We expect that our OEM business will continue to grow, and we plan to continue to sign new OEM appliance partners to continue to diversify our revenue base. We now have co-branded appliances and partnership with Bocada, Computer Associates, FalconStor and Funk, generally available for sale. The Firewall for Microsoft Exchange is currently available in a control release and will be formally launched at the Networld Interop trade show in May. We have established initial distribution partners for the Firewall appliance and are currently involved in training and finalizing the marketing programs to sell this appliance.

         As we announced earlier this week, the co-branded Mobile Backup appliance in partnership with Computer Associates has also been released. We have qualified our initial channel partners and initiated a number of marketing and sales programs to support the launch and sales of this appliance. We are continuing our efforts with Bocada, Funk, and FalconStor and appropriate channel partners to develop sales for these co-branded appliances.

         We enter the third quarter of our fiscal 2004 with many exciting opportunities in both of our business segments. We have a strong balance sheet and based on our operational accomplishments we believe that we are well positioned for future growth and as always our goal is to increase our shareholders' value.

         Thanks for taking the time to participate in our conference call, and I'd like to open it up for questions. Operator, please open the call for questions.

Operator: Yes, sir. Thank you. If you would like to ask a question please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are on a speakerphone please be sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your touch-tone telephone to ask a question. And we'll pause for just a moment to give everyone an opportunity to signal for questions.

         And we'll take our first question from Troy Jensen of Think Equity Partners. Please go ahead.

Troy Jensen: Hey, nice quarter, guys. I just have a couple of questions here. First of all I know last quarter, there was obviously an element of uncertainty relating to EMC and the HBA business. I was wondering if you could maybe give us an update of your thoughts of that relationship.

John Curtis: Well I think high price -- and thanks -- and I think we pretty well outlined it here that our relationship with our customers, the really terrific efforts of our distribution sales team working with the customers, working with the suppliers, and making sure that EMC-approved HBA vendors and their customers are getting the service and support that they want. We proved again that we're a great distributor for this type of product.

Troy Jensen: Got it. And a quick question for Doug - just a comment on that range of the gross margins. It seems like this is a quarter when you're going to start to get better margins from the channel version of the OEM appliance. So I'm just curious what's the probability that you're going to see gross margins at the 16 percent level?

Douglas Bryant: The guidance for this quarter, when we were talking about the revenue we did indicate that we still expected that this quarter's distribution revenue would still be predominantly the storage networking products, predominantly the fiber channel HBAs. This is a quarter that we're rolling out the Computer Associates appliance and also recently the Bocada appliance, so this is our roll out quarter. It would be the follow on quarters that we'd expect to see substantial revenue from those appliances. So it really doesn't have impact on the June quarter's gross margin guidance that we gave.

Troy Jensen: Got it.  All right.  Well keep up the good work, guys.

John Curtis: Thanks.

Douglas Bryant: Thanks, Troy.

Operator: And we'll take our next question from Glen Hanus of Needham and Company. Please go ahead.

Glen Hanus: Good morning, guys. Maybe you could talk a little bit more about the appliance distribution side, it sounds like there may be a little change in thinking just focusing on existing customers more I think we were looking for Microsoft, KVS, CommVault to be ramping in the June quarter. I mean it just sounds like that is taking a little longer to roll out than we might have hoped. Can you elaborate on the changes that you're implementing in that aspect of the business?

John Curtis: Well there's a couple of questions in there. You certainly did rightly pick out that as we've worked on this business now for six to nine months we've realized that the opportunities are much greater for us, at least we believe they're much greater for us by going deeper, let's say to describe it, with a more limited number of partners than by going broader with a large number of partners. So that's certainly one change that we did flag in the call and that you picked up. That's number one.

         Number two, I did try to outline in the call that based on our experience now, say a good solid six months of working with people, we do think it's going to take an extra two or three months on average to get products rolled out into the market, and I think we outlined there's a myriad of reasons for that ranging from resources in our company, resources in our partners', software release schedules with our partners, lining up beta tests, whether or not you get good feedback from beta tests and often, which is the case with one of our appliances, the feedback was terrific and helped us to make some changes in the product to make it much better.

          So I don't know if I answered your question, but I think I did.

Glen Hanus: On the OEM side of the business, I mean EMC was a little stronger than I had modeled at least, and then the other OEM business was a little bit weaker. On the EMC side was any of that a result of some I think you had, there was some sort of supply chain type adjustments that went on maybe a quarter or so ago. Is this just kind of pure flow through demand there or was there some sort of inventory adjustments that explain some of it.

Douglas Bryant: We ship what our OEM partners ask us to ship. We have little influence over the timing of those shipments we really can't speak to what's going through our partners' minds.

Glen Hanus: All right. Can you talk about the shortfall in the other OEM side? You had Network Intelligence and I guess the, I don't know if it's still unannounced OEM that was a big piece. Was there anything you can talk about what's going on there and should we see sequential growth this quarter in that segment?

John Curtis: I think I tried to highlight that, and I did specifically point out that it was down a little under 10 percent from the December quarter, which quarter is the accumulation of the smaller OEM partners. But that December quarter was actually 66 percent greater than the September quarter, and adding to what Doug said is we really have no, just virtually no influence on when things are shipped to our OEM partners. This business model is - I've used the term pull. These OEM partners issue instructions for us to pull systems and deliver them to them or in some cases to drop ship them. And it's just, that's completely out of our control, so it did happen in the March quarter that several of the other partners, at least I feel, came up a little short. You know, looking at the forecast going forward I don't see that as a trend. We see growth in some of the partners, questions with some of the other ones and some of them are new. I think that until that cumulative business gets bigger it's going to be difficult for us to hit that forecast because again we're just not able to predict at the last minute what's going to go this month, next month or the month after. But all in all I think that business is reasonably healthy and growing.

Glen Hanus: OK, thank you.

Operator: And we'll take our next question from Kevin Hunt of Thomas Weisel.
         Please go ahead.

Kevin Hunt: Thanks. This is a question on the CA deal. Can you maybe talk a little bit more about that? You know, how long that has kind of been in the works and then when that revenue might start? And also I think I missed your explanation of the DSO you said that was going to go up to 50 days, so if you could just repeat that? Thanks.

Douglas Bryant: I'll do that first. Well on the DSO that's just what we model internally, you know, versus the 45 or 43 days that we've had over the past three quarters. So we just highlight that so people understand that's how we're deriving our cash guidance. And, John, you want to talk about CA?

John Curtis: We announced the relationship with CA towards the end of the calendar year and we've been working with them to develop an appliance version of their Mobile Backup software application and that's been through beta test. And we did a press release, I think it was yesterday, where we had the product generally released. We're working with CA on developing leads for that product. We've identified the initial channel partners from our TidalWire distribution operation and this is the quarter where I think we would term this the ramp up quarter where we're getting the first products out there, getting them into the channels' hands and getting some additional feedback from customers, developing leads and being able to identify or estimate what the ongoing business will be.

Kevin Hunt: OK, so maybe a couple of more quarters then before we see some meaningful contributions then?

Douglas Bryant: Probably, yes, probably.  Certainly at least one or two more.

Kevin Hunt:  OK, thanks.

Douglas Bryant:  Thank you.

Operator:  And we'll take our next question from Shebly Seyrafi from Merrill
         Lynch.  Please go ahead.

Shebly Seyrafi: Thank you. Good morning, and nice quarter. Maybe you can talk about why you expect, with respect to your guidance, the distribution business to grow better than the OEM business. What are you seeing in that business that results in a faster growth rate?

Douglas Bryant: Hi Shebly Seyrafi, this is Doug. I think it's just that March is typically a seasonal quarter and so its growth from what is typically a low volume quarter and nothing more than that.

Shebly Seyrafi: Fair enough. The inventory keeps rising on your books. And I think you mentioned several times that the explanation is better pricing from your suppliers, et cetera. Do you expect that trend to continue? And separately, what portion of the inventory that's currently $20.7 million is storage networking related? Thank you.

Douglas Bryant: Well we don't break out how much is storage networking related.
         As far as do we expect that, the trend to continue I would say again, we have little influence over what incentive programs are offered to us at the end of a quarter. If something is offered we evaluate it and to some extent you could say we're probably in gross margin management over inventory management, but to the extent it's currently products we think that's the prudent thing to do right now. So we're more focused on the gross margin than we are the inventory turns at this point in time.

         On the OEM side of the business, actually on both sides of the business, one of the things that we're very cognizant of is making sure we have product available for our partners. We think that's a valuable feature that we bring to the relationship, and the last thing that we want is to prevent one of our partners to be able to realize some upside capabilities at the end of the quarter. So we're probably a little conservative there in stocking a fair amount of inventory.

Shebly Seyrafi: And finally for me, you guided the distribution gross margin to be 10 to 12 percent yet you just had a 13 percent margin in that business. Are you being conservative? Or do you, is there something else going on that's leading to this decline?

Douglas Bryant: Well the reason for that we've said in the past is that after this amendment to the HBA agreement we were uncertain about the impact it would have on large deals and our ability to discount. Now that had very little impact on the March quarter. I believe because it's a seasonal quarter and there just weren't as many large deals out there. However, we expect that to pick up in the June quarter, so to the extent that you get a little more aggressive on discounting on those large deals that's the primary reason why we've taken that from a 13.1 that we did in March to a 10 to 12 point guidance for June.

Shebly Seyrafi:  Thank you very much.

Douglas Bryant:  Thank you, Shebly.

John Curtis:  Thanks, Shebly.

Operator: And we'll go next to Greg Kobrick of Lehman Brothers. Please go ahead.

Greg Kobrick: Yes, hi. Could you please comment on any pockets of strength or weakness that you saw in the HBA distribution business or more broadly in the HBA market during the quarter? And also if you could elaborate a little bit more on your comment that the higher than expected gross margins in distribution business were influenced by incentives? Whether there was an increase over some other quarters, and your reference to customer mix, if you could elaborate a little bit on that? Thank you.

John Curtis: Yes, this is John. I heard two or three questions. I'll comment on the broad question that you asked as far as trend in the market and so on. We had the benefit of TidalWire's experience over the past five or six years that they've been in the business, and certainly in talking to the TidalWire people no one has seen what I would call any significant or notable trends this past quarter. Just the normal seasonality and, what I think we've already discussed quite a bit, our own changed circumstance, but nothing macro that we observed.

         Doug, you can handle the other questions?

Douglas Bryant:  Greg I'm not sure.

John Curtis:  If you remember them after my answer...

Douglas Bryant:  Yes.

Greg Kobrick: In terms of -- sure, sorry. Went through it a little quickly.
         Gross margins, you said that they were influenced by the incentives, if you could just -- I know you referred to a little while ago, if you could elaborate a little more whether there's a different level than usual. And also you referred to customer mix as being a factor in the margins being higher than expected.

Douglas Bryant: Yes, I think on the vendor incentive programs, I think they were normal, traditional incentive programs that you see in the distribution business. Was it any more aggressive this quarter than prior quarter? Probably a little bit, but nothing terribly out of the ordinary. As we mentioned before there was some uncertainty coming into the quarter and that's why we gave that fairly wide range of guidance. And I think the great job that our distribution sales force did coupled with the incentive programs it certainly helped us exceed that guidance.

          From a customer mix point of view, I mean different customers get different, pricing. It depends upon the volumes that they do. And so it just happens that, some customers that get better margins on did more business than we had anticipated. So that's the reason for the customer mix comment.

Greg Kobrick:  OK, thank you.

Douglas Bryant:  Thank you.

John Curtis:  Thank you.

Operator: As a reminder, if you would like to ask a question or if you have a follow up question please press the star key followed by the digit one. That's star one. And we'll take our next question from Mark Kelleher of Adams Harkness. Please go ahead.

Mark Kelleher: Good morning. Thank you. John, could you just talk a little bit more about the competition? You said there was some increased competition in the quarter, is that from the higher sized deals? Where is that competition coming from?

John Curtis: No, that comment -- hi, good morning, by the way -- that comment was referring to the distribution of HBAs and as you probably know there is another distributor here in North America and there's actually several other channels where some of these HBAs can get to the market. We were concerned after the contract amendment as to how we were going to be able to react to that competition. So that, I would say that was purely a Network Engine issue, not again a macro market issue.

Mark Kelleher: So you're seeing this other distributor in more deals or being more price competitive in more deals? And is that affecting margins going forward?

John Curtis: As we've said, we did see some increased competition, but, based on the results our margins were a bit better than we thought they were going to be. Certainly down as a result of the contract amendment, but a bit better than we thought they were going to be. So at least at this point, I would say we've been able to deal with it.

Douglas Bryant: I'd say it didn't have much of an impact on margins this quarter, but the distribution business is a highly competitive business and we expect it will be going forward as well.

Mark Kelleher:  OK, thanks.

Douglas Bryant:  Thank you.

Operator: Once again if you would like to ask a question at this time please press the star key followed by the digit one. That's star one.

         Star one if you would like to ask a question at this time.

         And we'll take a question from Larry Miller, private investor. Please go ahead, sir.

Larry Miller: The launch of the MS Exchange firewall, can you talk about the distribution channels for that?

John Curtis: Hi, Larry, it's John. It's in the process of being launched right now. And as I mentioned we're going to do a more formal launch out at Networld Interop trade show which is only in two or three weeks. So we haven't solidified all the channel arrangements, but it's safe to say that it'll be existing channel partners of TidalWire and we're still really doing our work as to, I think about working with partners, how broad versus how deep do we want to distribute it. And I think we'll have more to say about that in a couple of weeks.

Larry Miller:  OK, thanks you.

Operator:  And at this time it does appear we have no further questions.  Mr.
         Curtis, I'd like to turn the conference back over to you for any additional or closing remarks.

John Curtis: Thank you, everybody, for your interest in Network Engines, and thank you for participating in the call today. And as we've always said our goal here is to increase our shareholders' value. And thank you, we'll look forward to talking to you again in the near future.

Operator: And that does conclude today's conference. We thank you for your participation, and you may disconnect at this time.